ADVISORY AGREEMENT

        Advisory Agreement (this "Agreement"), made as of December 2, 2024, by and between Sky Quarry Inc., a Delaware corporation (“Company") having an address at 707 W. 700 S., Suite 101, Woods Cross, UT 84087, and KF Business Ventures, LP, a California limited partnership, having a business address of 1520 Tower Grove Drive, Beverly Hills, CA 90210 (the "Advisor").

Whereas, the Company wishes to engage the Advisor for the Engagement Period (defined below), and the Advisor is willing to provide its services to the Company for the period under the terms and conditions hereinafter provided.

Now, Therefore, Witnesseth, that for and in consideration of the premises and of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.Engagement

The Company agrees to and does hereby engage the Advisor, and the Advisor agrees to and does hereby accept engagement by the Company, to serve as a business Advisor to the Company and to provide the services set forth in Section 2 below for the period commencing on the date hereof and ending on the date that is six from the date hereof “Engagement Period”, subject to extension as set forth below.  At least thirty days prior to the expiration of the Engagement Period, the Company and Advisor will mutually agree to extend or terminate the Agreement, except as otherwise set forth herein.

2.Services

The Advisor shall render to the Company the services described below, with respect to which the Advisor shall apply its best efforts and devote such time as shall be reasonably necessary to perform its duties hereunder and advance the interests of the Company.  The Advisor shall report to the executive VP of the Company and to such persons as the executive VP shall direct. The Advisor shall provide the following services (the “Services”):

(i)General Business Advisory Services. Advisor shall provide general business advisory services to the Company; and

(ii)Other Services. Such other services reasonably requested by the Company that are within Advisor’s expertise, other than legal advice.

3.Compensation

For the services and duties to be rendered and performed by the Advisor during the Engagement Period and in consideration of the Advisor having entered into this Agreement, the Company agrees to pay to the Advisor an aggregate of $21,000 per month as follows:

(i)$10,500 per month to be paid in cash (“Cash Fee”); and

(ii)$10,500 per month to be paid in the form of shares (“Stock Fee”) of the Company’s common stock, par value $.0001 per share (“Shares”), all of which shall be fully earned upon issuance thereof.

The Cash Fee shall be paid on the date hereof and on each thirty-day anniversary of the date of this Agreement.  The Stock Fee shall be paid to Advisor on the date hereof and on each thirty-day anniversary of the date of this Agreement.  The number of Shares to be issued to Advisor each month for the Stock Fee shall be determined by dividing $10,500 by the average closing price of the Company’s common stock for the five days prior to the date of this Agreement.

The Company shall reimburse Advisor for expenses incurred by the Advisor in connection with the performance of the Services, provided all such expenses are pre-approved in writing by the Company.

4.Regulation FD

By entering into this Agreement, Advisor acknowledges that the Company is a publicly-traded company, and that U.S. securities laws and other laws prohibit any person who has material, non-public information concerning a public company from purchasing or selling any of its securities, and from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.  In connection with information shared pursuant to the terms of this Agreement, Advisor may come into possession of material non-public information of the Company.  Advisor agrees to keep the confidential information of the Company in confidence as contemplated by Regulation FD promulgated by the SEC. In addition, Advisor acknowledges and agrees that some of the confidential information of the Company and other information discussed between the parties may be considered “material non-public information” for purposes of the federal securities laws, and that the Advisor and its representatives, affiliates and employees will abide by all securities laws relating to the handling of and acting upon material non-public information of or regarding the Company, which includes but is not limited to trading in the securities of the Company.

5.  Assignment

This Agreement shall not be assigned by the Advisor without the express written consent of the Company.

6.Survival of Certain Agreements

The covenants and agreements set forth in Article 4, Article 7 and Article 9 shall survive the expiration of the Engagement Period and shall survive termination of this Agreement and remain in full force and effect regardless of the cause of such termination.

7.Notices

7.1All notices or permitted to be given hereunder shall be delivered by hand or recognized courier service to the party to whom such notice is required or permitted to be given hereunder.  Any delivered to the address designated for such delivery by such party, notwithstanding the refusal of such party or other person to accept such delivery.

7.2Any notice to the Company or to any assignee of the Company shall be addressed as follows:

Sky Quarry Inc.

707 W. 700 S., Suite 101

Woods Cross, UT 84087

 Attn: President

7.3Any notice to the Advisor shall be addressed as follows:

KF Business Ventures, LP

1520 Tower Grove Drive

Beverly Hills, CA 90210

Attn: President

7.4Either party may change the address to which notice to it is to be addressed, by notice as provided herein.

8.Automatic Extension

In the event that the Company does not repay in full the note issued to Advisor on December 2, 2024 in the principal amount of $1.2 million (“Note”) on or before March 2, 2025 (the “Maturity Date”), the term of this Agreement shall be automatically extended for a six month period for each month or part thereof, after the Maturity Date, that the Note is not repaid in full.

9.Governing Law; Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of Utah applicable to agreements made and to be fully performed therein, without regard to conflicts of law principles.  The local, state and federal courts situated in Salt Lake City, Utah shall have the sole and exclusive jurisdiction over all disputes arising under this Agreement.

10.Interpretation

Whenever possible, each Article of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any Article is unenforceable or invalid under such law, such Article shall be ineffective only to the extent of such unenforceability or invalidity, and the remainder of such Article and the balance of this Agreement shall in such event continue to be binding and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

SKY QUARRY INC.

By: /s/ David Sealock

Name: David Sealock

Title:  CEO

KF BUSINESS VENTURES, LP,

A California Limited Partnership

By: Kopple Financial Inc.,

       Its General Partner

By: /s/ Robert Kopple

Name:  Robert Kopple

Title:  President